                                                                    EXHIBIT 99


                                CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                                (405) 879-9232

FOR IMMEDIATE RELEASE                          TOM PRICE, JR., VICE PRESIDENT-
JULY 1, 1998                                             CORPORATE DEVELOPMENT
                                                                (405) 879-9257


                         CHESAPEAKE ENERGY CORPORATION
                        ANNOUNCES EXECUTIVE APPOINTMENT

OKLAHOMA CITY, OKLAHOMA, JULY 1, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that Thomas L. Winton has been named Senior Vice President-Information Technologies. He will report to Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer.

Mr. Winton joins Chesapeake from Union Pacific Resources where he had been employed since 1980, for the past 12 years as Director-Information Services. Prior to that period, Mr. Winton held the position of Regional
Manager-Information Services from 1984 to 1985 and Manager-Technical Applications Planning and Development from 1980 to 1984.

Commenting on the executive appointment, Mr. McClendon stated, "Chesapeake is very fortunate to have attracted Lon and his scope and depth of experience. His exceptional experience in corporate information technology management will be invaluable in facilitating and expediting the integration and management of the estimated 700 billion cubic feet of proved equivalent reserves the company has acquired over the past nine months. We are preparing our corporate infrastructure for additional growth in our reserves and production during the next few years. With commodity prices down, we believe it is the right time to continue the growth of our Mid-Continent and western Canada natural gas assets."

                                    - #### -

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's internet address is http://www.chesapeake-energy.com.


                                      5